Exhibit 99.1

MDU Communications’ First Fiscal Quarter ‘07 Results; Continued Growth and Continued Positive EBITDA

•	Revenue increase of 35% over first quarter ‘06; positive EBITDA continuing
•	Net 2,186 subscriber additions in first quarter, up 38% over the previous fiscal quarter
•	Total billable subscribers up 21% over one year ago
•	Increase in ARPU; significant decrease in operating expenses as a percent of revenue

TOTOWA, NJ, February 14, 2007 - MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, high-speed Internet and other premium communication and information services to the residential multi-dwelling unit market, today reports its first fiscal quarter 2007 results for the period ended December 31, 2006.

The Company reports revenue for the quarter ended December 31, 2006 of $3,934,350, an increase of 35% over same period in the prior fiscal year. Highlights of the Company’s first quarter earnings (and expenses as a percent of those earning) are as follows:

	Three Months Ended December 31, 2006		Three Months Ended December 31, 2005
Revenue	$3,934,350	100%	$2,918,061	100%
Operating Expenses	$(3,722,380)	-95%	$(3,467,140)	-119%
Depreciation and Noncash Charges	$(1,686,556)	-42%	$(1,424,869)	-49%
Operating Loss	$(1,474,586)	-38%	$(1,973,948)	-68%
Other Income/Expense	$(183,425)	-4%	$56,404	2%
Net Loss	$(1,658,011)	-42%	$(1,917,544)	-66%
Net Loss Per Share	$(0.03)		$(0.04)
EBITDA	$234,787	6%	$(487,747)	-17%

Operating expenses for the first fiscal quarter of 2007 decreased as a percent of revenue to 95% from the same period in fiscal 2006 of 119% of revenue. More importantly, within these operating expenses, as a percent of revenue, direct costs decreased from 41% to 39%, sales expenses decreased from 14% to 8%, customer service and operating expenses decreased from 38% to 29% and general and administrative expenses decreased from 41% to 30%, respectively, from first quarter 2006 to first quarter 2007. The Company’s operating loss and net loss improved considerably in the first quarter of 2007 as compared to 2006. The Company realized positive EBITDA of $234,787 in the first fiscal quarter as compared to negative EBITDA of $487,747 during the same period in the previous fiscal year.

Highlights of the Company’s first fiscal quarter 2007 earnings (and expenses as a percent of those earnings) as compared to the fourth fiscal quarter 2006 earnings, are as follows:

	Three Months Ended December 31, 2006		Three Months Ended September 30, 2006
Revenue	$3,934,350	100%	$3,672,256	100%
Operating Expenses	$(3,722,380)	-95%	$(3,527,092)	-96%
Depreciation and Noncash Charges	$(1,686,556)	-42%	$(1,895,709)	-52%
Operating Loss	$(1,474,586)	-38%	$(1,750,545)	-48%
Other Income / Expense	$(183,425)	-4%	$(4,620)	-0%
Net Loss	$(1,658,011)	-42%	$(1,755,165)	-48%
Net Loss per share	$(0.03)		$(0.03)
EBITDA	$234,787	6%	$149,155	4%

The Company’s revenue increased 7% in the quarter ended December 31, 2006 as compared to the previous fiscal quarter. Operating expenses increased slightly in the first quarter, however, they decreased as a percent of revenue. The Company realized positive EBITDA of $234,787 in the quarter ended December 31, 2006, a continued improvement over the positive EBITDA of $149,155 realized in the previous fiscal quarter ended September 30, 2006 (both exclusive of noncash charges).

The Company expects operating expenses to continue to decrease as a percentage of revenue during fiscal 2007. Furthermore, the Company expects to achieve positive EBITDA in the current fiscal quarter and to continue to operate at positive EBITDA this fiscal year. The Company reports a strong balance sheet as of December 31, 2006 with total assets of $26,328,627 and total liabilities of $7,439,864. Included in the total liabilities is $4,664,732 relating to the Company’s $20M debt financing facility. The Company has cash and cash equivalents of $1,161,697 in addition to the $15,075,957 available from the remaining unused portion of the $20M revolving long term debt financing facility.

The Company added 2,186 net billable subscribers during the first quarter, an increase over the 1,569 net billable subscribers added in the previous quarter. The Company’s ARPU across all billable subscriber types was $27.47 at December 31, 2006, a 5% increase over the ARPU of $26.04 for fiscal 2006. The Company’s ARPU increase was due partially to the conversion of private cable subscribers to Bulk Choice Advantage (BCA) DIRECTV services in its Midwest market. During the quarter, the Company converted 1,204 private cable bulk subscribers to BCA subscribers, far exceeding any previous conversion efforts. The long term benefit of these conversions is significant due to the fact that BCA DIRECTV subscribers generate approximately a 40% higher ARPU than private cable bulk subscribers. The conversion of private cable subscribers to DIRECTV services is expected to increase in fiscal 2007. Furthermore, the Company’s ARPU should continue to improve this fiscal year as a result of recently announced consumer price increases for DIRECTV services and as a result of an increasing number of subscribers purchasing high definition and other advanced services. A breakdown of the Company’s subscriber base as of December 31, 2006 is as follows:

Service Type	Subscribers as of Dec. 31, 2005	Subscribers as of March 31, 2005	Subscribers as of June 30, 2006	Subscribers as of Sept. 30, 2006	Subscribers as of Dec. 31, 2006

Bulk DTH	6,213	7,226	7,830	8,475	9,079
DTH Choice / Exclusive	7,498	7,857	7,703	8,095	7,988
Bulk PC	16,894	18,011	17,778	17,596	16,107
PC Choice / Exclusive	1,318	1,303	1,230	1,240	1,219
Bulk Choice Advantage (BCA)	3,689	4,627	4,818	5,334	7,420
Bulk ISP	2,267	3,116	3,100	3,118	4,093
ISP Choice / Exclusive	2,392	2,586	2,625	2,795	2,933
Total Subscribers	40,271	44,726	45,084	46,653	48,839

In addition, as of December 31, 2006, the Company had 9,321 “under contract” subscribers currently in work-in-progress that the Company expects will become “billable” subscribers in the next few quarters.

The Company continues to concentrate its deployment efforts on bulk and exclusive properties. Bulk contracts (both video, Internet or an increasingly popular bundle of the two services) provide guaranteed long term revenue streams that support regional operations, which in turn, drive future subscriber growth. The Company has in excess of 37,000 bulk video subscribers (approximately 32,600 billable and 4,600 under contract). Given the Company’s penetration of bulk broadband service is less than 10% of its subscriber base, the Company has an excellent opportunity to extend the reach of its bulk broadband services into these bulk video properties.

During the past few quarters the Company has been exploring certain non-core asset sales and continues to believe that geographic consolidation results in significant service efficiencies and cost savings. The Company is currently in discussions with a few groups interested in acquiring non-core assets and is reviewing such proposals carefully. Additionally, the Company is reviewing various asset acquisition opportunities within its markets.

The Board of Directors of the Company has formed a special committee, and it, along with retained independent professionals, will be discussing and evaluating potential scenarios to increase shareholder value, such as asset sales and acquisitions, common stock repurchase, and the Company’s equity use policy. Although preliminary, it is the belief of the Board that implementation of some or all of the above discussion points along with consistent growth and continued positive EBITDA will lead to an increase in shareholder value in the remainder of fiscal 2007.

The Company expects to file its quarterly report on Form 10-Q for the period ended December 31, 2006 with the Securities and Exchange Commission on February 14, 2007. The Company will be hosting a first quarter earnings conference call on February 14, 2007 at 11:00 am EST. Call information is available on the Company’s website at www.mduc.com.

The following table reconciles the comparative preliminary EBITDA of the Company to its preliminary consolidated net income (loss) as computed under accounting principles generally accepted in the United States of America:

	For The Three Months Ended December 31,
	2006	2005
EBITDA	$234,787	$(487,747)
Interest expense	(166,273)	(4,928)
Deferred financing costs and debt discount amortization (interest expense)	(39,969)	—
Provision for doubtful accounts	(100,507)	(56,899)
Depreciation and amortization	(1,243,644)	(990,678)
Share-based compensation expense - employees	(220,619)	(279,578)
Compensation expense for issuance of common stock through Employee Stock Purchase Plan	(14,468)	(1,559)
Compensation expense for issuance of common stock for employee bonuses	(27,473)	—
Compensation expense for issuance of common stock for employee wages and severance	(33,945)	—
Compensation expense accrued to be settled through the issuance of common stock	(3,817)	—
Share-based compensation expense - nonemployees	(42,083)	(96,155)
Net Loss	$(1,658,011)	$(1,917,544)

[Financial Statements Omitted]

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“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements relating to financial information, shareholder valuation, subscriber and revenue growth and implementation of new programs and developments of the Company. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, changes in financial condition, efforts on behalf of the Company to finalize and deploy certain programs, bringing to fruition strategic alliances, fluctuations in operating results and operating plans, deployment of new subscribers and conversion of existing subscribers, results of the new committee on shareholder value, market forces, supplier negotiations and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-K for the year ended September 30, 2006, filed on or about January 2, 2007.